Exhibit 99.2

Event ID: 4911211

Culture: en-US

Event Name: Q3 2012 Fortress Investment Group LLC Earnings Conference Call

Event Date: 2012-11-02T14:00:00 UTC

P: Operator;;

C: Gordon Runté; Fortress Investment Group; Managing Director, IR

C: Randy Nardone; Fortress Investment Group; Interim CEO

C: Dan Bass; Fortress Investment Group; CFO

C: Pete Briger; Fortress Investment Group; Co-Chairman and Head of Credit

C: Wes Edens; Fortress Investment Group; Co-Chairman and Head of Private Equity

P: Roger Freeman; Barclays Capital; Analyst

P: Robert Lee;Keefe, Bruyette & Woods; Analyst

P: Marc Irizarry; Goldman Sachs; Analyst

P: Chris Kotowski; Oppenheimer; Analyst

+++ presentation

Operator: Good morning. My name is Holly, and I will be your conference operator today. At this time, I would like to welcome everyone to the Fortress third-quarter earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).

I would now like to turn today’s conference over to Gordon Runté. Please go ahead.

Gordon Runté: Thank you, Holly. Good morning, everyone, and welcome to the Fortress Investment Group’s third-quarter 2012 earnings conference call. First, thank you for rearranging your calendars to be with us today. We thought it would be prudent to reschedule our call, given all the storm-related issues that I know are far too familiar to many of you.

So thank you for your patience; and, more importantly, we hope that you and yours stayed well clear of harm’s way.

We will begin our call today with opening remarks from Fortress Interim Chief Executive Officer Randy Nardone and Chief Financial Officer Dan Bass. After these remarks, we will save most of our time this morning for your questions.

Joining us for that portion of our call we, have with us Co-Chairman and Head of Private Equity, Wes Edens; Co-Chairman and Head of Credit, Pete Briger; Principal and Head of Liquid Markets, Mike Novogratz; Principal and Director Rob Kauffman; Co-CIO of Credit, Dean Dakolias; along with other members of our management team.

Before we begin, let me remind you that statements made today that are not historical facts may be forward-looking statements. These statements are by their nature uncertain and may differ materially from actual results. I encourage you to read the forward-looking statement disclaimer in today’s earnings release, in addition to the risk factors described in our quarterly and annual filings.

With that, let me hand off to Randy.

Randy Nardone: Thanks, Gordon, and thanks, everyone, for joining us today. Fortress had a solid third quarter, with pre-tax distributable earnings of $64 million. That’s a 28% increase over Q2. Third-quarter and year-to-date investment returns and capital raising have been strong across all of our businesses. These are the clearest leading indicators of performance, and we believe they point to earnings and valuation upside.

Here’s the highlights — our AUM eclipsed $50 billion, up 8% in the third quarter and 18% for the year. We raised over $5 billion in new commitments through the third quarter, and each of our businesses are currently in the market raising capital. We delivered strong investment performance in the quarter and year to date in all of our businesses.

Through September, we had double-digit returns for our main Credit and Macro Funds, and over 20% valuation gains across our PE Funds. Logan Circle continued to outperform benchmarks in virtually all strategies. Strong investment performance contributed to an increase in the value of our balance sheet, which I’ll address further in a minute. And we paid off all remaining corporate debt in October.

From a peak of over $800 million in 2009, we’re now debt-free, and will have greater capital management flexibility going forward. Based on our performance to date, our financial strength, and our confidence in our prospects going forward, our Board approved a dividend of $0.05 a share for the third quarter.

Looking more closely at our financial results, our distributable earnings continued to benefit from a stable, predictable stream of management fees. This reflects the high proportion of AUM in long-term and permanent structures. In the third quarter, we had management fees of $116 million. We expect to see continued growth in AUM, which will result in higher management fees in the near- to medium-term.

We finished the quarter with over $7 billion in dry powder that is not yet generating management fees. Obviously, the extent and pace at which we invest this will be determined by the opportunities we see in the market; but rough math is about $15 million in incremental management fees on each $1 billion invested. And as I mentioned, we’re still raising capital in every one of our businesses.

Incentive income for the quarter was $65 million, up nearly 40% from Q2. As with management fees, we have visibility of higher incentive income in future periods. Our gross undistributed incentive income is over $540 million in PE-style funds. That’s up over 20% from Q2. Most of this resides in our Credit Funds, where 100% of NAV is above incentive thresholds.This should generate incentive income when realizations pick up, without any assumptions about incremental investment gains.

We’ve also had standout performance in our Macro Funds this year. Nearly all Macro NAV and all Asia Macro NAV is above high-water marks. In Private Equity, we’ve continued to see substantial gains in investments valuations. That moves us closer to preferred thresholds in our most recent funds. We need continued outperformance to hit those marks, but we have years left before these funds mature.

Strong investment performance typically leads to success in attracting new capital. I’d like to highlight a few key points on our fundraising in 2012. We broadened and deepened our LP relationships. Over 220 investors have committed capital to our funds in 2012. About one-third are new to Fortress, accounting for over $1.2 billion in commitments. We also continue to benefit from a geographically diverse investor base. Approximately one-quarter of the capital raised this year has come from investors in Europe, Asia, Australia and the Middle East.

Every one of our businesses has had a strong year raising capital. Next-generation credit PE-style funds have raised $3.2 billion. Our Liquid and Credit Hedge Funds have raised approximately $700 million. New strategies have added about $900 million in commitments in 2012. These strategies include real estate opportunities, convex Asia, transportation and infrastructure, and our dedicated mortgage servicing rights fund.

We’ve also raised approximately $435 million for the year in additional permanent equity capital at Newcastle, largely to focus on the MSR opportunity.

Last point on capital raising — for four straight quarters now, we’ve had strong net inflows at Logan Circle. AUM has pushed north of $20 billion, up from about $12 billion when we acquired Logan in 2010. Logan’s pipeline remains strong, and the business is on the cusp of profitability. With strong performance and a scalable platform, we have high expectations for business growth going forward.

The value we create in our businesses contributes to the growth in the value of our balance sheet. Here, we’ve had a very positive trajectory for some time. Our net cash and investments have increased by nearly 60% in the last two years. At the end of the third quarter, net cash and investments totaled almost $1.3 billion, or $2.37 a share. Net of the RailAmerica sale in October, that’s $2.68 a share. Either way, it’s more than half of our share price today.

Net of our balance sheet value, our stock is trading today at less than 3.5 times consensus earnings estimates for 2013.

Looking at all of our businesses, we have strong momentum across the board, strong investment performance, and a great year of capital raising. We’re running on all cylinders. And with zero debt and substantial balance sheet value, we’ve never operated from a position of greater financial strength as a Company. So, good quarter; good year so far; and we’re solidly optimistic going forward.

With that, let me hand it off to Dan.

Dan Bass: Thanks, Randy. Good morning, everyone. I will open with the key financials, and then discuss drivers that we believe have the greatest potential to unlock future earnings. Pre-tax DE was $64 million or $0.12 per share in the third quarter, up 28% quarter-over-quarter. This brings year-to-date pre-tax DE to $171 million or $0.32 per share.

Fund management DE was $63 million, up from $53 million in the second quarter. AUM continued its upward trajectory, ending the quarter at $51.5 billion. Driving this result was alternative asset growth of 4% and traditional asset growth of 14%. With another quarter still remaining, to date we have now raised $5.2 billion of capital, already exceeding our capital raise last year. This brings our three-year total of capital raise to nearly $15 billion.

And, finally, fund investment performance remains a core strength. Let me give you a few examples. In our traditional PE Funds, the value of our fund investments appreciated by 9.4%, or over $1.3 billion, during the quarter. This is appreciation of nearly $3 billion, or 21%, in the first nine months of this year. Our public company investments again drove this result, up nearly 24% in the third quarter.

In our Liquid Hedge Funds, our Fortress Macro Fund generated returns of 2.9% net in the quarter, bringing year-to-date returns to over 11% for the year. These returns brought about 96% of the Macro business capital above their respective high-water marks. And our Fortress Asia Macro Fund is also up nearly 11% net for the year, and 100% of its capital exceeds its respective high-water marks.

So, in aggregate, this brings $2.4 billion of capital above high-water marks in this business, and eligible to generate incentive income. Positive fund performances continued in October in Liquids, with our Macro Fund up an estimated 1.9% net, and our Asia Macro Fund up an estimated 1.4% net through last Friday.

Moving on, in our Credit Hedge Funds, our DBSO Funds continued their great run of performance. They have generated 13% net returns year-to-date through September, with a 5% net return in the third quarter. These returns have allowed us to record over $90 million of incentive income in this segment this year.

And in our Credit PE Funds, exceptional returns continued in the quarter. Of the $651 million of unrealized, undistributed incentive income, $430 million resides in our Credit PE Funds. This grew $84 million or 24% during the quarter, and $186 million for the year.

As we close out 2012 and begin 2013, let me share with you five key endings drivers that we are focused on.

First, capital deployment. We called over $750 million of capital in the third quarter, nearly double our deployment rate during the first two quarters. Notably, we still have over $7 billion of dry powder available for investment. So you can see there could be substantial management fee potential as we continue to invest additional capital. And as I’ve stated previously, our dry powder is largely long-term, locked up capital structures; so the benefits from calling this capital will accrue over many years.

Second, liquid incentive income. As I said earlier, we have over $2 billion of liquid capital now eligible for generating incentive income. This $2 billion, combined with positive returns in October, leaves us well-positioned for incentive income both in the fourth quarter this year and future years.

Third, additional capital raising. We remain in the market with funds in all of our businesses, and investment performance has started to translate into capital raising momentum as well, which adds to our earnings potential. As an example, in our Liquid Funds, we raised almost $200 million in October, and another $250 million in November. This capital has already started paying management fees, and is eligible for incentive income.

Fourth, as I just mentioned, our undistributed incentive income continues to grow. Importantly, as Randy stated, over $540 million of this value resides in PE-style structures, and has not been included in our DE to date. This will convert to DE upon realization of the underlying investments in these funds, representing significant earnings upside as realization activity increases.

Fifth and final, our debt retirement. Paying down all of our debt essentially eliminates all of our covenants, and will add about $0.03 per share of earnings on an annual run rate basis.

A quick point on taxes before I close. For full-year 2012, we expect our DE effective tax rate to be between 5% and 9%.

So, in closing, let me summarize. Going into this year, we had an ambitious set of financial objectives for the firm, and we have tracked very well against each one of these objectives to date. We have raised over $5 billion in new third-party capital, including $1 billion in our Private Equity business; plus $6 billion of net inflows in our Logan Circle traditional business.

AUM has continued to grow, and has now crossed the $50 billion threshold. Our Macro Funds have performed very well, reaching and crossing their respective high-water marks in the third quarter. And our balance sheet value continues to grow, as well. After cash received from the closing of the RailAmerica transaction, and the subsequent debt paydown, the pro forma value of the cash investments is approximately $2.68 a share. This value reflects year-to-date growth of 23%, and represents nearly 60% of our current share value.

With that, we will now take your questions.

+++ q-and-a

Operator: (Operator Instructions). Roger Freeman, Barclays.

Roger Freeman: Dan, just picking up on that last comment you made, reiterating the cash investments. As you look at your forward commitments, alongside your fundraising and other uses of capital, is that sized appropriately at this point for that? Or do you have excess in there?

Dan Bass: Yes, it’s sized appropriately. We also have a $60 million revolver out there today; so $150 million of unfunded commitments, which will fund over many years. We certainly feel that it is — and the revolver is completely undrawn — so we feel that we are right-sized at that level.

Roger Freeman: Okay. And then, maybe, one more on capital structure; paying off the debt, you mentioned, frees you up of covenants. Can you remind me what restrictions relative to anything that you might have (multiple speakers).

Dan Bass: There were no meaningful restrictions. It just provides greater flexibility for us.

Roger Freeman: Okay. Pete, if you’re there, can you talk a little bit to the investing opportunities you see in credit right now? Last quarter, you talked about credit being mispriced over in Europe. We were just hearing, on the Och-Ziff call, they are actually seeing opportunities there now; might be in some different areas than you are investing in. But where do you stand on that?

Pete Briger: Well, I don’t think much has changed from our perspective. Government interference in the European credit markets especially, but to some extent in the US, continues. And I would say there are early signs of opportunities beginning to open up, particularly in the corporate debt sector in Europe. But I would still characterize the opportunity there as early. So we’re beginning to see a bunch of issues occur on the corporate landscape, which would cause prices in certain situations to become more interesting. But I would still characterize them as not interesting enough.

Again, when I’m speaking in that context, it’s really for the alternative business. There are lots of credit businesses that we think are reasonably, fairly priced for a long-only credit business. But in order to deliver 15%-plus returns for our locked-up funds on a net basis, that’s the context in which I’m making that characterization.

Roger Freeman: Okay. All right, thanks. And then on the Liquid Hedge Funds, I think performance was stronger than last quarter. Performance fees were lower. Is that just a function of returns being generated, and assets that aren’t above high-water marks?

Dan Bass: No, the fees are up in the quarter. And we hit our high-water marks during the quarter, so there was — some of the performance didn’t generate it until we exceeded it.

Roger Freeman: Okay, got it. And lastly, Wes, as you look out at fundraising into next year, what are the — can you just refresh us on what your key areas of focus are? What funds you might be looking to — or broad areas you might be looking to launch funds in?

Wes Edens: Well, we’ve raised capital in the quarter both for Newcastle — and we’re actually in the market, now, raising more capital in the Transportation Fund. And we are raising them as our funds, so there is a bunch of different things that are going on.

I think, thematically, all of those things I expect to continue through next year. There is a lot of opportunity in the transportation space. There’s a lot of opportunity in the residential space here in the US. And so, we think there’s going to be a fair bit to do.

Since we started raising capital again, middle of last year, we’ve raised about $1.3 billion, I think. Without a specific target for next year, I think in that — in my expectations, we will raise at least that; and, quite possibly, substantially more. But it’s really a function of different opportunities, and where we think we can deploy the capital. So it’s a good time for us.

Roger Freeman: Okay. All right. Thanks a lot.

Operator: Robert Lee, KBW.

Robert Lee: Morning, everyone. First question I had was on the undistributed incentive income. That’s, I guess, a gross number before comps, so — and I know you don’t necessarily call your specific comp ratios. But how should we think of that at all, in terms of a net number? And should we think of it roughly —?

Dan Bass: It’s generally between 50% and 65% to the firm. That’s the way to — so comp would be 1 minus that.

Robert Lee: Okay, great. Okay, that’s helpful. Maybe going back to the credit businesses, Pete I think maybe I asked about this last quarter. But I guess I’ll ask it again. Just given the nature of the underlying investments — and maybe I didn’t ask it clearly before — just trying to get a sense of — there’s obviously coupons attached to a lot of what you are buying; maybe not all of it, but a lot of it. There is some kind of natural flow of — whether it’s paydowns, runoffs, coupon interest.

Is there any rough way of gauging the proportion of incentive or return that is generated from — for lack of a better way — clipping coupons, so to speak?

Pete Briger: I remember your question from last quarter. And I think you asked it perfectly. I think I understood it. I think, from our perspective, since we are running opportunistic funds, there is not a good way to estimate when and how we’re going to create promote — and I wouldn’t want to mislead you. I think one of the most dangerous things that we can do in our alternatives business is try to forecast how we’re going to create promote; because that’s not aligned with the interests of our LPs. And we’re focused on creating liquidity avenues when it’s most appropriate. And we’re focused on that every day.

Robert Lee: Okay. I appreciate that. Maybe last question — just curious — Randall, I guess you still have the title of Interim CEO. Any movement towards getting a more permanent search, or where that might be in process?

Randy Nardone: The structure we have in place right now is working well. And I don’t see any need to introduce a distraction. That said, I don’t have any intent to take the Interim off my business cards.

Robert Lee: Okay. That was it for my questions. Thank you.

Operator: Marc Irizarry, Goldman Sachs.

Marc Irizarry: Great, thanks. Wes, can you just give us an update on the Private Equity portfolio, performance of underlying companies? I know it’s difficult to talk about what the harvesting environment could look like for you. But can you give some perspective on the performance of the portfolio companies; exits, exit opportunities? And also maybe fundraising, if you can just give us a view on how fundraising is going, and maybe how the real estate team is helping you raise up some capital?

Wes Edens: Sure. The big number is in the private equity business. The total amount of capital originally invested is just over $20 billion. Current paid-in capital, net of returns, is just under $10 billion. So, use $10 billion as a denominator. As Dan said, we were up almost 10% for the quarter, and over 20% for the year — close to $3 billion, actually.

The big numbers, the $9.9 billion of paid-in capital — the current carrying value is $15.34 billion. So we’re $5 billion over paid-in capital, so it has been a very good last year or two, actually.

The big drivers for it have been financial services here in the US, where the impact of Dodd-Frank, and through the banks becoming more utility-like and forcing them out of businesses on the margin have created lots of opportunities. The big servicing company, Nationstar, a public company, has had a great run of it.

I still think it is early in that whole opportunity, as well as it’s done. I think that we won’t look back at 2nd November, 2012, and say that was the peak of the market; I think, far from it. There is just a lot of stuff there to go.

The mortgage markets, I think, have got — in the US, have got a tremendous amount of dislocation still in them. And I think one of the things that will happen, post-election, is that they will get focused on Fannie Mae and Freddie Mac and the GSEs, HUD, et cetera. And I think there’s likely to be substantial opportunities as a result of that.

The financial services — both the consumer business, the residential business here have been great. Our transportation, we had a big liquidation in the quarter. We sold RailAmerica at a little over two times what we paid for it, kind of free prices. That company did terrifically the last couple of years. They had more than doubled the EBITDA. So the management did a great job. It’s a great sector. We made money there.

We think we’ve got, really, a great stable of companies in the transportation sector. And we are raising capital for what we believe is going to be a very, very significant amount of investment activity to come. One of the aspects of the financial crisis in Europe that I think is worthy of note is that the banks in Europe — the banking system there is considerably larger than the US system, even given the same size, the economy, the same population.

They were the dominant provider of finance in the transportation sectors worldwide. And that is something that has reversed itself very dramatically. And it has created lots and lots of asset buying opportunity that are idiosyncratic in nature, around the world.

Transportation as an asset class is $2.4 trillion. So it’s a gigantic market. And we bought well over $15 billion in assets in the last number of years. So we’re a big player in it. And we think that that’s a big, big component of it.

I think that the hardest portfolio investments have been the stuff in Europe; which is no surprise, given what’s happened in Europe over the last couple of years. But even on that front, we’ve had — we had a good quarter. And we’ve got some, we think, some really good things going on.

When you are up $3 billion for the year, it’s hard not to sound positive. And we feel positive about it. But I think it’s still pretty early on, and — to back what Pete said, you can’t really predict precisely when you are going to have liquidations and generate/promote. But I’m feeling quite positive that we’re going to have very substantial amounts of both at some point in the not-too-distant future.

And capital raising has really followed the lines. On the capital raising side, what we see in Private Equity is much more bespoke strategies, a la what we did on the mortgage servicing rights, where people are very keen to make investments in things that they can see, where there are tangible kind of factors that are influencing the outcomes.

And in that respect, I think that the capital raising environment is actually a good one. But it’s a different form than it was, certainly, four or five years ago.

Marc Irizarry: Okay, great. Thanks.

Operator: (Operator Instructions). Chris Kotowski, Oppenheimer.

Chris Kotowski: Couple of things — one is, I’m wondering, between the sale of RailAmerica and other presumed sales coming out of Funds III, IV and V, should we expect to see the base management fees in the Private Equity sector decline steadily in the next two, three years? Or does it come in certain lock steps, as funds lead the investment period? Or is it going to be a function of the asset — the actual assets under management as opposed to committed? Can you remind us all how that works?

Wes Edens: Yes, generally the way the funds work is that after the commitment period, their fees are calculated on invested capital as opposed to committed capital. So the natural pace of these management fees is they would decline as those funds return capital and go down. That, of course, assumes no additional fundraising, which is obviously not the plan.

The direct answer is, I don’t think management fees are going to go down because we think that we’re going to continue to raise capital, invest capital and make money, because that’s our business. But, specifically, on the funds, they work as you describe. So they do decline as you return capital in these older funds.

Chris Kotowski: Okay. Will we expect — just to calculate the impact of RailAmerica, we just take $1.4 billion, multiply it by 111 basis points or something like that, and that will be the impact, and that will be that?

Wes Edens: The invested capital, in that case, was like $600 million and change. That would be the right number to multiply by, not the liquidation amount, but the invested amount.

Dan Bass: Correct.

Chris Kotowski: Okay. And is it — all funds, as I understand — III, IV and V — they are all still in the investment period, right? They are like between 2015 and 2017.

Wes Edens: No, they are not in the investment period. They are in the investment holding, and, eventually, liquidation periods.

Dan Bass: Those are the ends of the lives of those funds.

Chris Kotowski: Okay, so — right. But the base management fees will then be a function of the size. There is no step down in the accrual rate as we (multiple speakers).

Dan Bass: No, no, no. There’s no step down in rate. The rate is — it’s the same throughout.

Chris Kotowski: All right. And then, secondly, I was thinking Pete sounded very cautious on the second-quarter call. But I noticed he called $720 million this quarter. And it seems — where are you finding opportunities to put that money to work? You sounded so incredibly cautious last quarter. I was somewhat surprised by that this quarter, that you’d call that much.

Pete Briger: Well, first of all, we have an $11 billion NAV. And so, if you call $700 million, you can look at that as a percentage of what we have outstanding and what we have to invest. But the other thing I would say is, we make investments. We commit to investments at a point in time. And we fund investments at a different point in time, depending upon the contractual obligations in a specific transaction.

For example, we recently made a funding on an investment that we committed to, in some senses, as much as a year ago. We’re having to make investments that are committed at an earlier point — could be one day; could be three days; could be a month; and could be, in some cases, as much as a year, depending upon the contractual agreements that we have with a counterparty.

So I don’t think that that — I don’t think that that $700 million that you are referring to is evidence of us having a different view than what I mentioned on last quarter’s conference call.

Chris Kotowski: Okay. And then last for me — with the improvement in the balance sheet, most of the other alternative asset managers have a policy of distributing, effectively, all their fund management DE. And I’m wondering, will you be transitioning to that kind of policy? Or do you think there is still benefit in building up the cash balances, and building the balance sheet further?

Randy Nardone: This is Randy. I think as we said on the last call, that decision will be made by us with the Board at the end of the year. The fourth quarter, of course, isn’t over yet. Certainly, we’ll take into account our liquidity and what our projections are, the share price, and whether buybacks make sense; as well as opportunities to invest in our business, in addition to paying a top-up dividend.

Chris Kotowski: Great. That’s it for me. Thank you.

Operator: At this time, there are no further questions. I’d like to turn the conference back over to Randy Nardone for closing remarks.

Randy Nardone: Great. Thanks, everybody. To sum up, I’d say we’re pleased with our results; strong quarter, and a strong year-to-date across the house; solid capital raising momentum; new investors; and new capital coming into each of our businesses. Investment performance has been very strong in all our main strategies, which bodes well for earnings in future periods. So, again, pleased with the quarter and optimistic about our prospects going forward. Thanks.

Operator: Thank you. This does conclude today’s conference call. You may now disconnect.